UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On June 13, 2023, Alkermes plc (the “Company”) sent an email to employees in connection with the Company’s 2023 annual general meeting of shareholders. A copy of the communication can be found below:

All –

Each year around this time, Alkermes announces the timing of our annual meeting of shareholders, the proposals to be presented to our shareholders at this annual meeting and, in this context, the directors that are up for election to our Board of Directors. This year, our annual meeting is scheduled to be held on June 29 and our shareholders are being asked to elect seven directors.

To fill these seven seats, our Board has nominated seven of our current directors for re-election. In addition to the nominees recommended for election by our Board, one of the company’s shareholders, Sarissa Capital (Sarissa), nominated three candidates for election. Sarissa’s motivation for nominating directors is unclear. Regardless, as a matter of good practice, our Board interviewed and evaluated the three Sarissa candidates and determined that their skills were not additive to those already represented on our Board. For these and other reasons, our Board recommended that our shareholders vote against the Sarissa candidates.

In situations like this, the election of directors is deemed to be “contested” and is referred to as a “proxy contest.” Due to the contested nature of this election, Sarissa has made, and may continue to make, public statements about our company, our corporate governance practices, our management, and our Board which are false or misleading. You may well see media coverage in the coming days or weeks about the Company or our annual meeting. Please direct any media or investor inquiries about our annual meeting to the Corporate Affairs and Investor Relations team.

We remain confident in our strategy, as overseen by our engaged and highly qualified Board, our experienced management team and our skilled and committed employees. As part of our communications with shareholders in advance of our annual meeting, we have issued our proxy statement, which asks that our shareholders vote “FOR” our seven board nominees and other proposals, as well as a number of press releases, shareholder letters and an investor presentation that outline the significant progress that we have made over the last several years to advance our strategic priorities and generate value for our shareholders.

Importantly, these shareholder activities and any public attention that they may generate do not impact our work, the goals and objectives that you and your team have set for the year, and the critical contributions you make daily for the benefit of patients.

Thank you for your continued commitment and focus on our objectives.

Internal Alkermes Communication. Not for Dissemination.

Important Additional Information and Where to Find It
Alkermes filed its definitive proxy statement, accompanying WHITE proxy card and other relevant documents with the U.S. Securities and Exchange Commission (the SEC) in connection with the solicitation of proxies for its 2023 annual general meeting of shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND THE ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement and other documents filed by the company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be made available at no charge by visiting the “Investors” section of the company’s website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.